Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES THIRD QUARTER FISCAL
2006 RESULTS AND UPDATES ITS FISCAL 2006 BUSINESS OUTLOOK

Meridian, Idaho (August 2, 2006) — MWI Veterinary Supply, Inc. (NASDAQ: MWIV) (“MWI” or “the Company”) announced financial results today for its third quarter ended on June 30, 2006.

Total revenues grew 18.8% to $164.0 million for the three-months ended June 30, 2006 compared to $138.0 million for the three-months ended June 30, 2005. Net income increased 167.9% to $3.8 million for the three-months ended June 30, 2006 compared to $1.4 million for the three-months ended June 30, 2005. Diluted earnings per share for the three-months ended June 30, 2006 and 2005 were $0.35 and $0.24, respectively.

Total revenues grew 22.5% to $445.1 million for the nine-months ended June 30, 2006 compared to $363.4 million for the nine-months ended June 30, 2005. Net income increased 188.8% to $10.6 million for the nine-months ended June 30, 2006 compared to $3.7 million for the nine-months ended June 30, 2005. Diluted earnings per share for the nine-months ended June 30, 2006 and 2005 were $0.97 and $0.62, respectively.

Growth in revenues was attributed to a number of factors including:

•                  Increased market penetration and product sales to both new and existing customers.  Revenues attributable to new customers(1) represented approximately 53% and 47% of the growth in total revenues during the three and nine-months ended June 30, 2006, respectively. Included in the new customer growth was approximately $1.4 million of revenues attributable to new customers acquired as a result of the acquisition of Northland Veterinary Supply, Ltd. that was completed on May 8, 2006. Revenues attributable to existing customers represented approximately 47% and 53% of the growth in total revenues during the three and nine-months ended June 30, 2006, respectively.

•                  Revenues benefited during the three and nine-months ended June 30, 2006 as compared to the corresponding periods in the prior year as a result of the addition of new cattle antibiotics. Additionally, in the nine-months ended June 30, 2006 revenues benefited from the addition of a non-steroidal anti-inflammatory drug for dogs in March 2005 and from the conversion to a

(1)             For the purpose of calculating growth rates of new and existing customer revenue, the Company has defined a new customer as a customer that did not purchase product from MWI in the corresponding fiscal quarter of the prior year, with the remaining customer base being considered an existing customer. Revenues from new customers for each fiscal quarter are summed to arrive at the estimated year-to-date new customer revenue.

buy/sell arrangement for an equine West Nile Virus vaccine that was a commission-based agency relationship until January 2005.

Gross profit increased by 27.1% to $22.9 million for the three-months ended June 30, 2006 from $18.0 million for the three-months ended June 30, 2005. Gross profit as a percentage of total revenues was 14.0% and 13.1% for the three-months ended June 30, 2006 and 2005, respectively. The increase in the Company’s gross profit as a percentage of total revenues for the three-months ended June 30, 2006 as compared to the corresponding period in the prior year was principally due to increased vendor rebates and commission revenue, partially offset by increased freight costs as a result of rising fuel and transportation costs. Vendor rebate dollars grew by approximately $1.4 million in the three-months ended June 30, 2006 as compared to the three-months ended June 30, 2005.  Vendor rebates were benefited by approximately $710,000 ($440,000 after-tax), or $0.04 per diluted share, during the quarter ended June 30, 2006 as a result of vendors’ modifying their rebate programs from annual-weighted calendar year growth targets to either quarterly or trimester growth targets. Those changes resulted in a shift of rebates that historically would have been earned in our first quarter of fiscal 2007 ending on December 31, 2006.

Gross profit increased by 28.3% to $65.6 million for the nine-months ended June 30, 2006 from $51.1 million for the nine-months ended June 30, 2005. Vendor rebates grew by approximately $4.4 million in the nine-months ended June 30, 2006 as compared to the nine-months ended June 30, 2005 contributing to the gross profit dollar increase. Gross profit as a percentage of total revenues was 14.7% and 14.1% for the nine-months ended June 30, 2006 and 2005, respectively. The Company’s gross profit margin improvement was principally due to the growth in vendor rebates and commission revenue partially offset by increased freight costs measured as a percentage of total revenues for the nine-months ended June 30, 2006 as compared to the corresponding nine-month period in the prior year.  Vendor rebates were benefited by approximately $975,000 ($600,000 after-tax), or $0.06 per diluted share, during the nine-months ended June 30, 2006 as a result of vendors’ modifying their rebate programs from annual-weighted calendar year growth targets to either quarterly or trimester growth targets.  Those changes resulted in a shift of rebates that historically would have been earned in our first quarter of fiscal 2007 ending on December 31, 2006.

Operating income increased 36.3% to $6.0 million for the three-months ended June 30, 2006 as compared to $4.4 million for the three-months ended June 30, 2005. The increase in operating income for the three-months was due to increased gross profit, partially offset by increased selling, general and administrative expenses (“SG&A”). SG&A as a percentage of total revenues increased to 10.0% for the three-months ended June 30, 2006 as compared to 9.6% for the three-months ended June 30, 2005 as a result of increased costs for distribution supplies and increased public company costs.  Operating income increased 39.8% to $18.1 million for the nine-months ended June 30, 2006 as compared to $13.0 million for the nine-months ended June 30, 2005. The increase in operating income for the nine-months was due to increased gross profit, partially offset by increased SG&A.  SG&A as a percentage of total revenues were 10.3% and 10.2% for the nine-months ended June 30, 2006 and 2005, respectively.

Jim Cleary, President and Chief Executive Officer commented on the quarter’s results: “I am very proud of our team members’ continued execution and focus on MWI’s four core values of Customer Service, Integrity, Dedication and Innovation. This focus was a major contributing factor for MWI achieving record quarterly financial results. I am pleased to report that our integration of Northland

Veterinary Supply, which was acquired in May 2006, is progressing very well and that we began servicing customers from our new distribution center in Orlando, Florida during June 2006.”

Common Stock Offering
On July 19, 2006 the Company announced the pricing of its previously announced offering of common stock.  As a result, on July 25, 2006 the Company issued 869,565 shares of common stock and certain selling stockholders sold 2,117,814 shares of common stock which were subsequently sold to the public for $32.25 per share.  The Company received estimated net proceeds of $25.9 million after deducting the underwriting discounts and offering expenses.  The Company did not receive any of the proceeds from the shares of common stock sold by the selling stockholders.  Under the terms of the underwriting agreement, the Company and the selling stockholders granted the underwriters a thirty day over-allotment option to purchase an additional 130,435 shares of common stock from the Company and 317,671 shares from the selling stockholders on the same terms as the original offering.   On July 28, 2006, the underwriters exercised a portion of their over-allotment option that required the Company to sell an additional 39,281 shares for estimated net proceeds of $1.2 million after deducting the underwriting discounts, and the selling stockholders to sell to the underwriters an additional 95,669 shares.  This transaction is expected to be completed today.  The Company used the net proceeds from these transactions to repay borrowings on its revolving credit facility and for general corporate purposes.

Business Outlook
The Company is revising its financial guidance for MWI’s fiscal year ending September 30, 2006 and now estimates that revenues will increase to approximately $600 million. This increase is a result of the Company’s strong revenue growth during the first nine-months ended June 30, 2006 and includes estimated revenue growth of approximately 16% during the Company’s fourth fiscal quarter plus the impact of the acquisition of Northland. The Company estimates that diluted earnings per share will be $1.23 per share in fiscal 2006, an increase of $0.08 per share from our previous guidance of $1.15 per share.  This increase is a result of our strong revenue growth and vendors’ modifications of their rebate programs, partially offset by increased expenses.  Our earnings estimate continues to reflect an expected benefit as a result of vendors’ modifications of their rebate programs from annual-weighted calendar year growth targets to either quarterly or trimester growth targets, resulting in a shift of rebates to our fiscal year 2006 that previously would have been earned and recognized in our first quarter of fiscal 2007 ending on December 31, 2006.  This benefit approximates $0.13 per diluted share in fiscal 2006.  The Company is estimating its effective tax rate at 38.5% in our fourth quarter of fiscal 2006.

Conference Call
The Company will be holding a conference call on August 2, 2006 at 11 am eastern daylight time to discuss these results and its business outlook. Participants can access the conference call by dialing (800) 310-6649 and international callers can access the conference by dialing (719) 457-2693. The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 9, 2006 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 5499149 or by accessing the Company’s web site.

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MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Vice President and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended June 30,		Nine-Months Ended June 30,
Statements of Income	2006	2005	2006	2005
Revenues	$163,952	$137,987	$445,117	$363,391
Cost of product sales	141,041	119,955	379,526	312,263
Gross profit	22,911	18,032	65,591	51,128
Selling, general and administrative expenses	16,389	13,217	46,040	37,036
Depreciation and amortization	495	393	1,410	1,120
Operating income	6,027	4,422	18,141	12,972
Interest expense	(466)	(1,849)	(1,599)	(5,394)
Other income	119	90	367	273
Income before taxes	5,680	2,663	16,909	7,851
Income tax expense	(1,911)	(1,256)	(6,346)	(4,193)
Net income	$3,769	$1,407	$10,563	$3,658

Net income per share - diluted	$0.35	$0.24	$0.97	$0.62
Weighted average common shares outstanding - diluted	10,916	5,876	10,888	5,878

	June 30,	September 30,
Condensed Consolidated Balance Sheets	2006	2005
Assets
Cash	$53	$31
Receivables, net	91,507	77,099
Inventories	79,695	68,786
Prepaid expenses and other current assets	1,680	2,011
Deferred income taxes	739	482
Total current assets	173,674	148,409

Property and equipment, net	6,627	6,919
Goodwill	31,554	29,739
Intangibles, net	2,459	1,644
Other assets, net	2,982	1,533
Total Assets	$217,296	$188,244
Liabilities
Line-of-credit	$29,767	$24,690
Accounts payable	80,871	69,382
Accrued expenses	7,001	6,341
Current portion of long-term debt	97	97
Total current liabilities	117,736	100,510
Deferred income taxes	585	650
Long-term debt	292	390
Stockholders’ Equity	98,683	86,694
Total Liabilities and Stockholders’ Equity	$217,296	$188,244